Exhibit 99.1

NEWS For Immediate Release

Memorial Production Partners LP Announces Third Quarter 2014 Results, Updated

Commodity Hedge Positions and Updated 2014 Guidance

HOUSTON, November 5, 2014—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three and nine months ended September 30, 2014. In addition, MEMP provided an update of its commodity hedge positions presented in the Hedge Summary Table below along with updated 2014 guidance.

Key Highlights:

•	Average daily production increased 30% to 208.6 MMcfe for the third quarter 2014, compared to 160.9 MMcfe for the third quarter 2013.

•	Adjusted EBITDA (1) increased 54% to $90.0 million for the third quarter 2014, compared to $58.6 million for the third quarter 2013.

•	Third quarter cash distribution of $0.55 per unit, or $2.20 per unit on an annualized basis, represents a 16% increase over the annualized minimum quarterly distribution of $1.90 per unit.

•	On July 1, 2014, completed the partnership’s largest acquisition since IPO with the purchase of certain oil producing properties in Wyoming for an adjusted purchase price of approximately $911.7 million, including estimated post-closing adjustments. On October 1, 2014, completed the acquisition of oil and gas properties in Colorado from Memorial Resource Development Corp. (“MRD”) for $15 million.

•	Closed a public offering of 9,890,000 common units in July at $22.25 per unit for net proceeds of approximately $220.0 million. Also, closed a public offering of 14,950,000 common units in September at $22.29 per unit for net proceeds of approximately $321.6 million.

•	Raised net proceeds of approximately $484.9 million, after financing costs, through a senior unsecured notes offering in July; proceeds were used to repay borrowings outstanding under MEMP’s revolving credit facility.

•	Revolver availability of approximately $1.1 billion as of November 3, 2014.

•	Strengthened commodity hedge portfolio, with 94% of current expected natural gas production hedged through year-end 2014 and approximately 92% hedged in 2015 and 2016 (82% hedged through 2019), and 87% of crude oil production hedged through year-end 2014 and approximately 93% hedged in 2015 and 2016 (83% hedged through 2019).

•	100% hedged to the appropriate basis differential for natural gas and crude oil through 2015; 93% hedged to the appropriate basis differential for natural gas and 100% hedged to the appropriate basis differential for crude oil in 2016.

“MEMP experienced a challenging third quarter as a result of infrastructure curtailments and lower than expected returns on our growth capital program,” said John A. Weinzierl, Chairman and CEO. “Looking ahead, we are excited about our position in the market given our long-lived asset base, a best in class hedge book and significant liquidity on our revolver. Additionally, we are excited to announce the closing of another drop down acquisition from our parent, Memorial Resource Development Corp. These producing properties are complementary to our existing operations in the Rockies and further demonstrate alignment with our sponsor.”

“MEMP has had significant growth since its IPO in December 2011 through thirteen acquisitions for approximately $2.4 billion. These acquisitions have expanded our asset base, reduced our exposure to any one basin, and diversified our commodity mix,” said William J. “Bill” Scarff, President. “Our balanced asset base of high margin, low decline properties, along with a significant hedge book, gives us confidence we will be able to grow coverage and maintain distributions going forward.”

Review of Third Quarter 2014(2)

•	Average daily production increased 30% to 208.6 MMcfe for the third quarter 2014, compared to 160.9 MMcfe for the third quarter 2013.

•	Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $145.8 million in the third quarter of 2014, compared to $92.6 million in the third quarter of 2013. On a Mcfe basis, crude oil, natural gas and NGLs represented 31%, 52% and 17%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 61%, 25% and 14%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended September 30,	2014	2013	% Increase/ (Decrease)
Oil (per Bbl)	$90.63	$104.25	(13)
Natural gas (per Mcf)	3.67	3.33	10
NGL (per Bbl)	36.01	29.45	22

Total per (Mcfe)	$7.60	$6.25	22

•	Averaged realized prices, including commodity derivatives settlements, were $7.65 per Mcfe in the third quarter of 2014, compared to $6.50 per Mcfe in the third quarter of 2013.

•	Adjusted EBITDA increased 54% to $90.0 million for the third quarter of 2014 from $58.6 million for the third quarter of 2013. The increase was primarily due to increased production and sales volumes from third party acquisitions.

•	Distributable cash flow (1) available to limited partners for the third quarter of 2014 was $38.8 million, or $0.53 per weighted average unit outstanding during the third quarter, providing a coverage ratio of 0.81x, which includes the impact of both third quarter equity offerings.

•	Total lease operating expenses were $2.05 per Mcfe in the third quarter of 2014 compared to $1.58 per Mcfe in the third quarter of 2013. The increase was primarily due to a weighted increase in production from oil properties, which generally incur higher lease operating expenses on a per unit basis than natural gas properties, and increased workover and maintenance expenses on the Wyoming properties.

•	Production and ad valorem taxes were $0.55 per Mcfe in the third quarter of 2014 compared to $0.41 per Mcfe in the third quarter of 2013. The increase was primarily due to higher taxes related to MEMP’s oil producing properties in Wyoming.

•	General and administrative expenses (“G&A”) were $11.2 million for the third quarter of 2014 compared to $11.9 million for the third quarter of 2013. The $11.2 million included $2.4 million and $0.9 million, respectively, of unit-based compensation expense and acquisition related costs.

•	Gains of $156.4 million on commodity derivatives were recorded during the third quarter of 2014, which included $155.5 million of non-cash gains from the change in fair value of hedge positions primarily due to decreases in the future prices of crude oil and natural gas. Cash settlements received on commodity derivatives were $0.9 million, or $0.05 per Mcfe. Total hedged production in the third quarter of 2014 was 17.8 Bcfe, or 93% of third quarter production of 19.2 Bcfe, at an average hedge price of $8.47 per Mcfe.

•	Net interest expense was $26.5 million during the third quarter of 2014, including $1.8 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

•	Total capital expenditures for the third quarter of 2014 were $85.8 million, including maintenance capital expenditures of $25.7 million.

Acquisitions Update

On July 1, 2014, MEMP completed the acquisition of oil producing properties in Wyoming for approximately $911.7 million. The acquired properties consist of established CO2 floods located in two fields in the Bairoil Complex in Sweetwater and Carbon Counties in Wyoming. The Bairoil Complex properties are 100% operated with an average working and net revenue interest of 100% and 88%, respectively. The properties cover approximately 6,800 gross (6,800 net) acres and include 140 producing wells and 166 injection wells.

On October 1, 2014, MEMP closed an acquisition from MRD in the Rockies for a purchase price of $15 million. The acquired properties are located in Weld County, Colorado, in the Wattenberg Field, include interest in 74 gross wells and are 100% non-operated. Estimated third quarter 2014 net production from the properties was approximately 2.9 MMcfe/d, and estimated net proved reserves were 4.7 Bcfe (100% proved developed producing and 63% liquids / 37% gas). Terms of the transaction were approved by the Board of Directors of the general partner of MEMP and by the Board’s conflicts committee, which is comprised entirely of independent directors.

Hedging Summary

Consistent with its hedging policy, MEMP strengthened its overall hedge portfolio and executed additional hedges on a portion of its expected oil and natural gas volumes through 2019. MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2014 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the production required to reach the lower boundary of the annual production range in MEMP’s 2014 full year guidance. All of MEMP’s hedges are costless, fixed-price swaps and collars.

Hedge Summary
	Year Ending December 31,
	2014	2015	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.41	$4.32	$4.40	$4.31	$4.51	$4.75
Percent of 2014 production hedged	94%	96%	87%	80%	70%	62%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$94.85	$90.79	$85.83	$84.38	$83.74	$85.52
Percent of 2014 production hedged	87%	91%	95%	93%	89%	46%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$43.13	$43.02	$41.49	—	—	—
Percent of 2014 production hedged	89%	80%	45%	—	—	—

Total Derivative Contracts:
Total weighted-average fixed/floor price	$8.53	$8.36	$8.45	$8.64	$8.90	$7.92
Percent of 2014 production hedged	91%	92%	82%	70%	64%	46%

Updated hedge scehdule as of November 5, 2014

MEMP has also strengthened its interest rate derivative position, which currently has an average of approximately $270 million of variable rate exposure hedged at a weighted average fixed LIBOR rate of 1.33% through 2017.

Additional information regarding MEMP’s hedging summary can be found on its website, www.memorialpp.com, under the Investor Relations section.

Financial Update

MEMP amended its revolving credit facility in October 2014 to, among other things, increase the borrowing base from $1.315 billion to $1.44 billion. Total debt outstanding as of November 3, 2014, was $1.55 billion, including $348 million of debt outstanding under MEMP’s revolving credit facility and $1.2 billion of senior notes. Pro forma for the increase, the revolving credit facility had $1.1 billion of availability, which management believes will provide ample financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

MEMP has also filed a registration statement on Form S-3 with the U.S. Securities and Exchange Commission under which it may from time to time offer and sell up to $250 million of common units through an at the market (“ATM”) equity program in the future, subject to market conditions and other factors.

In September 2014, Standard and Poor’s upgraded its corporate credit rating of MEMP to B+ / B-.

Operations Update

MEMP’s third quarter production volumes were negatively impacted by infrastructure curtailments and lower than expected returns on some of its growth capital projects.

In East Texas / North Louisiana, MEMP had a 100% success rate on new drills, but underwent an extended cased hole fishing operation on a new completion located on a dual horizontal Cotton Valley well pad in East Texas that delayed first production from both wells until early October. In addition, several of the new completions this quarter were infield horizontals that were backfilled within existing wells on tighter spacing than what MEMP has executed in the past. Going forward, MEMP has revised its fourth quarter and forward new drill projects, as well as its frac procedures to mitigate these issues.

At the Bairoil CO2 flood project in the Rockies, production volumes were significantly impacted by four compressor units going down throughout the quarter for unscheduled maintenance and repairs. The maintenance work has been completed, with the exception of one backup unit that is currently under repair. As a result of these maintenance efforts and several flood expansion projects, current monthly CO2 and water injection rates are averaging at their highest levels for 2014. Other Bairoil facility improvements and well operations executed during the third quarter have positively impacted production results with October daily oil rates running approximately five percent higher than the third quarter average.

MEMP’s Permian properties experienced less than anticipated third quarter production results due to underperformance on a number of new drill capex projects, primarily as a result of higher than anticipated water cuts. In addition, MEMP experienced extended production shut ins in some field areas due to unusually heavy rains and the associated flooding. To a lesser extent, production was further impacted by contractor scheduling and electrical utility delays. Going forward, MEMP projects a less active Permian drilling program and capital will be primarily focused on recompletions, workover and facilities projects, and general operational improvements in the area. PDP production decline for this area projects to be approximately 10% over the next ten years.

At the Beta Field, MEMP has now successfully executed six consecutive gravel pack operations with two new drill completions turned to production during the quarter. The latest two wells were successfully drilled and completed below budgeted capex and are producing approximately seventy-five percent above budgeted rates, but were turned to sales behind schedule. These latest completions have also resulted in two of the top three producing wells in the field. MEMP is currently drilling an additional well and expects to turn this well to production in November. MEMP remains enthusiastic about its ongoing development of this asset, as it continues to take the field to ever increasing monthly production rates since its acquisition.

MEMP’s other operating areas, which are comprised of low-decline mature assets, continue to deliver expected production volumes, and the operations of those assets are going as planned. MEMP anticipates improvement in production rates for its properties across all basins throughout the fourth quarter 2014 and into 2015, as it continues to evaluate and improve operations across all operating areas.

Updated Full-Year 2014 Guidance

In connection with the current operations forecast, MEMP is revising its 2014 full-year guidance. The following updated guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. MEMP’s updated 2014 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. It reflects the impact of forecasted growth capital spending as well as the impact of all announced acquisitions. A summary of the guidance, assuming no additional acquisitions, is presented below:

Full-Year 2014 Guidance*
Annual Production (Bcfe)	71 - 73

Adjusted EBITDA ($MM)(1)	$305 - $315

Distributable Cash Flow ($MM)(1)	$135 -$145

DCF Coverage	0.80x - 0.85x

Maintenance Capex ($MM)	$90

Growth Capex ($MM)	$155 - $165

*	Guidance as of November 5, 2014

Third Quarter 2014 Cash Distribution

As announced on October 24, 2014, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the third quarter of 2014. This distribution represents an annualized rate of $2.20 per unit. The distribution is expected to be paid on November 12, 2014 to unitholders of record as of the close of business on November 5, 2014.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the SEC on or before November 10, 2014.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (866) 501-5542 at least 15 minutes before the call begins and providing the passcode 6783533. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 6783533.

(1)	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2)	In accordance with U.S. GAAP, material acquisitions from certain affiliates of MEMP, including Memorial Resource Development Corp. and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the third quarter of 2014 and third quarter of 2013, along with the selected financial data below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, are presented as if MEMP had owned the assets for all periods presented on a combined basis.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements.

Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Estimated Proved Reserves

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms. Estimates of reserves in the “Acquisitions Update” section of this press release are based on economic assumptions with regard to commodity prices that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The estimates of reserves in the “Acquisitions Update” section of this press release were prepared by MEMP’s internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. MEMP’s internal estimates of reserves may not be indicative of or may differ materially from the year-end estimates of MEMP’s reserves prepared by a third party as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP Selected Financial Data – Unaudited Statement of Operations Data (In thousands, except per unit data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Oil & natural gas sales	$145,824	$92,583	$368,370	$249,844
Pipeline tariff income and other	1,419	657	3,160	1,672

Total revenues	147,243	93,240	371,530	251,516

Costs and expenses:
Lease operating	39,312	23,334	93,367	64,922
Pipeline operating	431	394	1,596	1,343
Exploration costs	42	853	252	1,128
Production and ad valorem taxes	10,469	6,068	23,129	14,915
Depreciation, depletion, and amortization	43,928	24,660	105,830	69,723
Impairment of proved oil and natural gas properties	67,181	50,310	67,181	50,310
General and administrative	11,214	11,928	31,760	33,411
Accretion of asset retirement obligations	1,383	1,176	4,106	3,469
(Gain) loss on commodity derivative instruments	(156,402)	1,815	28,710	(21,195)
(Gain) loss on sale of properties	—	20	—	(2,848)
Other, net	—	50	(12)	647

Total costs and expenses	17,558	120,608	355,919	215,825

Operating income (loss)	129,685	(27,368)	15,611	35,691
Other income (expense):
Interest expense, net	(26,459)	(11,574)	(60,573)	(26,047)

Total other income (expense)	(26,459)	(11,574)	(60,573)	(26,047)
Income (loss) before income taxes	103,226	(38,942)	(44,962)	9,644
Income tax benefit (expense)	—	(97)	(75)	(285)

Net income (loss)	$103,226	$(39,039)	$(45,037)	$9,359

Limited partner’s interest in net income :
Net income (loss)	$103,226	$(39,039)	$(45,037)	$9,359
Net (income) loss attributable to previous owners	—	(4,128)	—	(11,275)
Net (income) loss allocated to general partner and NGP IDRs	(151)	3	(83)	(38)
Net (income) loss attributable to noncontrolling interest	(150)	(126)	(193)	(220)

Limited partners’ interest in net income (loss)	$102,925	$(43,290)	$(45,313)	$(2,174)

Earnings per unit:
Basic and diluted earnings per limited partner unit	$1.39	$(0.97)	$(0.69)	$(0.05)

Cash distribution declared per unit	$0.55	$0.55	$1.65	$1.575

Weighted average number of limited partner units outstanding	73,815	44,556	65,556	41,315

Oil and natural gas revenue:
Oil sales	$89,378	$48,377	$192,086	$127,436
NGL sales	19,937	13,053	48,958	35,202
Natural gas sales	36,509	31,153	127,326	87,206

Total oil and natural gas revenue	$145,824	$92,583	$368,370	$249,844

Production volumes:
Oil (MBbls)	986	464	2,056	1,307
NGLs (MBbls)	554	443	1,498	1,147
Natural gas (MMcf)	9,948	9,361	30,625	26,137

Total (MMcfe)	19,188	14,805	51,946	40,861

Average net production (MMcfe/d)	208.6	160.9	190.3	149.7

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$90.63	$104.25	$93.45	$97.50
NGL (per Bbl)	36.01	29.45	32.69	30.69
Natural gas (per Mcf)	3.67	3.33	4.16	3.34

Total per (Mcfe)	$7.60	$6.25	$7.09	$6.11

Average unit costs per Mcfe:
Lease operating expense	$2.05	$1.58	$1.80	$1.51
Production and ad valorem taxes	$0.55	$0.41	$0.45	$0.37
General and administrative expenses	$0.58	$0.81	$0.61	$0.82
Depletion, depreciation, and amortization	$2.29	$1.67	$2.04	$1.71

Selected Financial Data – Unaudited Balance Sheet Data (In thousands)
	September 30, 2014	December 31, 2013
Balance Sheet Data:
Total current assets	$108,306	$70,124
Oil and natural gas properties, net	2,519,731	1,348,680
Total assets	2,749,452	1,552,307
Total current liabilities	162,039	73,174
Long-term debt	1,483,800	792,067
Total liabilities	1,773,018	972,691
Total partners’ equity	970,713	574,088
Total noncontrolling interest	5,721	5,528

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures Adjusted EBITDA (In thousands)	Three Months EndedSeptember30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013	2014
Calculation of Adjusted EBITDA:
Net income (loss)	$103,226	$(39,039)	$(45,037)	$9,359	$(34,128)
Interest expense, net	26,459	11,574	60,573	26,047	76,427
Income tax expense (benefit)	—	97	75	285	98
Depreciation, depletion and amortization	43,928	24,660	105,830	69,723	133,376
Impairment of oil and gas properties	67,181	50,310	67,181	50,310	71,233
Accretion of asset retirement obligations	1,383	1,176	4,106	3,469	5,490
(Gain) loss on commodity derivative instruments	(156,402)	1,815	28,710	(21,195)	23,624
Cash settlements received (paid) on commodity derivative instruments	876	3,678	(14,999)	14,081	(9,201)
Acquisition related expenses	925	2,310	3,912	3,422	7,219
Unit-based compensation expense	2,427	1,237	5,387	2,322	6,623
Non-cash compensation expense	—	(68)	—	1,057	—
Loss (gain) on sale of properties	—	20	—	(2,848)	—
Provision for environmental remediation	—	—	2,852	—	2,852
Exploration costs	42	853	252	1,128	254

Adjusted EBITDA	$90,045	$58,623	$218,842	$157,160	$283,867

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$87,725	$65,140	$187,777	$147,005	$230,469
Changes in working capital	(24,098)	(19,126)	(28,703)	(17,309)	(28,133)
Interest expense, net	26,459	11,574	60,573	26,047	76,427
Gain (loss) on interest rate derivatives	231	(1,453)	(860)	217	(529)
Cash settlements paid on interest rate derivative instruments	564	—	1,207	1,046	1,121
Acquisition related expenses	925	2,310	3,912	3,422	7,219
Amortization of premium/(discount) on senior notes	(569)	(75)	(1,308)	(161)	(1,651)
Amortization of deferred financing fees	(1,234)	(697)	(2,935)	(4,520)	(4,260)
Exploration costs	42	853	252	1,128	254
Provision for environmental remediation	—	—	2,852	—	2,852
Income tax expense – current portion	—	97	75	285	98

Adjusted EBITDA	$90,045	$58,623	$218,842	$157,160	$283,867

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures Distributable Cash Flow (In thousands)	Three Months Ended September30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2014	2013	2014	2013	2014
Calculation of Adjusted EBITDA:
Net income (loss)	$103,226	$(39,039)	$(45,037)	$9,359	$(34,128)
Interest expense, net	26,459	11,574	60,573	26,047	76,427
Income tax expense (benefit)	—	97	75	285	98
Depreciation, depletion and amortization	43,928	24,660	105,830	69,723	133,376
Impairment of oil and gas properties	67,181	50,310	67,181	50,310	71,233
Accretion of asset retirement obligations	1,383	1,176	4,106	3,469	5,490
(Gain) loss on commodity derivative instruments	(156,402)	1,815	28,710	(21,195)	23,624
Cash settlements received (paid) on commodity derivative instruments	876	3,678	(14,999)	14,081	(9,201)
Acquisition related expenses	925	2,310	3,912	3,422	7,219
Unit-based compensation expense	2,427	1,237	5,387	2,322	6,623
Non-cash compensation expense	—	(68)	—	1,057	—
Loss (gain) on sale of properties	—	20	—	(2,848)	—
Provision for environmental remediation	—	—	2,852	—	2,852
Exploration costs	42	853	252	1,128	254

Adjusted EBITDA	90,045	58,623	$218,842	$157,160	$283,867
Less: Cash interest expense	25,452	9,678	56,734	20,314	71,164
Less: Estimated Maintenance Capital Expenditures	25,725	9,600	63,892	26,988	80,055
Less: Adjusted EBITDA prior to effective date	—	—	—	27,396	—

Total Distributable cash flow	$38,868	$39,345	$98,216	$82,462	$132,648
Less: Distribution to GP	76	54	184	99	237
Less: Distribution to NGP	28	20	68	20	88

Distributable cash flow available to Limited Partners	$38,764	$39,271	$97,964	$82,343	$132,323

Cash distribution to limited partners	$47,677	$33,676	$120,826	$79,097	$154,514

Distribution coverage ratio	0.81x	1.17x	0.81x	1.04x	0.86x

2014 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

Memorial Production Partners LP Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures 2014 Adjusted EBITDA Guidance (In millions)
	Low For Year Ended December 31, 2014	High For Year Ended December 31, 2014
Calculation of Adjusted EBITDA:
Net income	$91	$101
Interest expense	80	80
Depletion, depreciation, and amortization	134	134

Adjusted EBITDA	$305	$315

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$225	$235
Changes in working capital	—	—
Interest expense	80	80

Adjusted EBITDA	$305	$315

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$305	$315
Cash Interest Expense	(80)	(80)
Estimated maintenance capital expenditures	(90)	(90)

Distributable Cash Flow	$135	$145

Contact

Memorial Production Partners LP

Ronnetta Eaton – Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com